                                                                     EXHIBIT 5.1




December 2, 1999


Securities and Exchange Commission
450 Fifth Street, N.W
Washington, D.C.  20549

RE:     SPATIALIGHT, INC.
        REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

As legal counsel for Spatialight, Inc., a New York corporation (the "Company"), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 814,015 shares of Common Stock (the "Shares") issuable upon exercise of warrants issued by the Company on August 5, 1999 and September 15, 1999.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion herein after expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the 814,015 Shares issuable upon exercise of the warrants, when issued in accordance with the terms of the warrants, will be, duly authorized, validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

This opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

Respectfully submitted,


/s/ GRAY CARY WARE & FREIDENRICH LLP

GRAY CARY WARE & FREIDENRICH LLP